Exhibit 3.3
Certificate of Amendment
to the
Amended and Restated Certificate of Incorporation
of
CASTLE BRANDS INC.
Pursuant to Section 242 of the General Corporation Law
of the State of Delaware

          CASTLE BRANDS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:
          FIRST: The name of the Corporation is “Castle Brands Inc.”
          SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on July 7, 2003 in the name of GSRWB, Inc.
          THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section (a) of Article FOURTH thereof and substituting therefor the following:
          “(a) Authorized Capital Stock. The Corporation shall be authorized to issue Two Hundred Fifty Million (250,000,000) shares of capital stock, of which (i) Two Hundred Twenty-Five Million (225,000,000) shares shall be common stock, par value $.01 per share, and (ii) Twenty-Five Million (25,000,000) shares shall be preferred stock, par value $.01 per share (the “Preferred Stock”).”
          FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article EIGHTH thereof in its entirety and substituting therefor the following:
          “EIGHTH: Any action required or permitted by the stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

          FIFTH: The amendments to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of this State of Delaware.
          SIXTH: Except as hereby amended, the Amended and Restated Certificate of Incorporation of the Corporation shall remain the same.
          SEVENTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Alfred J. Small, its Senior Vice President, and attested by Brian Heller, its Assistant Secretary as of the 21st day of January, 2009.

CASTLE BRANDS INC.
By	/s/ Alfred J. Small
	Name:	Alfred J. Small
	Title:	Senior Vice President

ATTEST:

/s/ Brian Heller
Name:	Brian Heller
Title:	Assistant Secretary

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